Exhibit 10.30

CoTherix, Inc.	Schering AG
Mr. Donald Santel
CEO
5000 Shoreline Court
Suite 101	E:
South San Francisco, California 94080
U.S.A.	T:+49.30.468- 15431
+49.30.468- 11 11
F:+49.30.468- 14086

Your Ref.	Your letter dated	Our Ref. (please indicate when replying)	Date
		RA/UK/ha (6v1301_1)	2006-05-07

Amendment #3 to Development and License Agreement and

Amendment #2 to Manufacturing and Supply Agreement

Dear Don,

We refer to the Development and License Agreement by and between CoTherix, Inc., Belmont, California (hereinafter „CoTherix” - formerly called, Exhale Therapeutics, Inc.’) and Schering dated October 2, 2003 as amended by amendment agreements of November 4/ 22, 2004 and December 14/ 29, 2004 (hereinafter the „License Agreement”), and the Manufacturing and Supply Agreement by and between CoTherix and Schering dated May 12/17, 2004 as amended by amendment agreement of November 4/ 22, 2004 (hereinafter the „MSA”).

As Schering and CoTherix have agreed that, as of January 1, 2006, the ampoules for Commercial Product shall be changed from 2 ml ampoules to 1 ml ampoules whereas the prices for 1 ml ampoules of Commercial Product shall stay the same as they used to be for 2 ml ampoules of Commercial Product, it is hereby confirmed that, as of January 1, 2006, Commercial Product shall be filled in 1 ml ampoules, and prices for this Commercial Product filled in 1 ml ampoules and packed in 30-ampoules boxes, shall be set forth in Section 6.2 of the License Agreement and Section 7.2 of the MSA as follows (as before):

“The Ex Works price for paper, one-color labeld ampoules, packed in a 30-ampoule box of Commercial Product per ampoule shall be as follows:

•	Firm Orders of [* * *] to [* * *] million ampoules per Contract Year: EUR [* * *];

•	Firm Orders of more than [* * *] to [* * *] million ampoules per Contract Year: EUR [* * *];

•	Firm Orders of more than [* * *] million ampoules per Contract Year: EUR [* * *].”

As of January 1, 2006, Commercial Product shall only be packed in 30-ampoule boxes. Section 6.2 sentence 2 of the License Agreement and Section 7.2 sentence 2 of the MSA concerning 300- or 100-ampoule boxes, both as amended by amendment agreement dated November 4/ 22, 2004, shall thus be deleted.

Postal address:	Executive board:	Chairman of the supervisory board:	Commerzbank AG, Berlin
Schering AG	Hubertus Erlen (Chairman)	Giuseppe Vita	Acct. No. 108 700 600, Bank No. 100 400 00
D-13342 Berlin, Germany	Karin Dorrepaal		IBAN: DE72 1004 0000 0108 7006 00
For visitors:	Ulrich Köstlin	Registered seat: Berlin	BIC: COBADEFF
Müllerstr. 178, Berlin-Mitte	Lutz Lingnau	Trade register:	Deutsche Bank AG, Berlin
www.schering.de	Marc Rubin	AG Charlottenburg 93 HRB 283	Acct. No. 2415 008, Bank No. 100 700 00
	Jörg Spiekerkötter		IBAN: DE35 1007 0000 0241 5008 00
	Günter Stock		BIC: DEUTDEBB

Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission.

Address	Our Ref.	Date	Page
CoTherix, Inc.	RA/UK/ha (6v1301_1)	2006-05-07	2

November 4/ 22, 2004, shall thus be deleted.

For the sake of completeness, it is confirmed hereby that prices will remain stable until March 15, 2006 (which is one (1) year after First Commercial Sale), and that any price adjustment shall be effective only for the remaining calendar year thereafter, and then from January 1 of each subsequent calendar year. Prices will be increased or decreased in accordance with the change of the “Price Index for Cost of Living of all Private Households” issused by the German Federal Statistical Office for the respective previous year.

Unless indicated otherwise, all capitalized terms as used in this Amendment shall have the meaning as set forth in the MSA.

In all other respects, the terms of the License Agreement and the MSA will remain unchanged.

If you agree to this Amendment, please countersign, date and return to us the attached duplicate of this letter.

Sincerely yours

Schering Aktiengesellschaft

/s/ Susanne Schmerier	/s/ Dr. Thomas Wozniewski
Susanne Schmerier	Dr. Thomas Wozniewski
STH Global Project Management	Head Pharmaceutical Production

Accepted and agreed by

CoTherix, Inc.

/s/ Donald J. Santel
Donald J. Santel
Chief Executive Officer
Date: 3 February, 2006